                               Exhibit 1A(5)(a)

                            FLEXIBLE PREMIUM VARIABLE
                             JOINT AND LAST SURVIVOR
                              LIFE INSURANCE POLICY
--------------------------------------------------------------------------------

To the Owner:

Please read your Policy carefully. This Policy is a legal contract between you and the Company. You, the Owner, have benefits and rights described in this Policy. We will pay any Account Value less outstanding Policy Debt to you on the Maturity Date if one Insured is living on that date, subject to policy provisions. The Insureds are named in the Policy. The Beneficiary is as named in the attached application, unless later changed. We will pay the Death Proceeds of this Policy to the Beneficiary, subject to policy provisions. This is a Flexible Premium Variable Joint and Last Survivor Life Insurance Policy. You may increase or decrease the Specified Amount. We will allocate Net Premiums to the Separate Account named on the policy data pages.

THIS POLICY'S ACCOUNT VALUE IN THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT, AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT. SEE ACCOUNT VALUE BENEFITS SECTION. THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OFTHE DEATH BENEFIT MAY VARY ORBE FIXED UNDER SPECIFIED CONDITIONS AND MAY INCREASE OR DECREASE. SEE DEATH PROCEEDS SECTION. THE MAXIMUM LOAN AMOUNT IS NINETY PERCENT OF THE DIFFERENCE BETWEEN THE ACCOUNT VALUE AND ANY SURRENDER CHARGE ON THE DATE OF THE LOAN.

Refund Privilege. You may return this Policy to our Home Office or to your agent writting 10 days after its delivery for a refund. The amount of the refund will equal the total of all premiums paid.


                For GE Capital Life Assurance Company of New York


                PRESIDENT                               SECRETARY

--------------------------------------------------------------------------------

 .    Flexible Premium Variable Joint and Last Survivor Life Insurance Policy
 .    Death Proceeds payable at death of last joint Insured to die prior to
     Maturity Date
 .    No benefit payable at the death of the first Insured to die
 .    Adjustable Death Benefit
 .    Flexible premiums payable until death of last joint Insured to die or until maturity
 .    Some benefits reflect investment results
 .    Non-participating

--------------------------------------------------------------------------------

                            GE CAPITAL LIFE ASSURANCE
                               COMPANY OF NEW YORK

           125 Park Avenue, Sixth Floor, New York, New York 10017-5529
                                 A Stock Company

POLICY DATA

SCHEDULE OF BENEFITS                                        SCHEDULE OF PREMIUMS
                                                            AMOUNT     PAYABLE

LIFE INSURANCE
    PLANNED PERIODIC PREMIUM                                [$3,841.98 ANNUALLY]



MINIMUM NET PREMIUM FACTOR:   [0.95   (THE MINIMUM NET PREMIUM FACTOR REFLECTS
   THE MAXIMUM DEDUCTION OF 5% OF EACH PREMIUM RECEIVED)]
MAXIMUM MONTHLY POLICY CHARGE:   [$ 5.00]
MAXIMUM INITIAL MONTHLY EXPENSE CHARGE PER $1,000:   [$ 0.08 FOR 120 MONTHS]
MAXIMUM INCREASE MONTHLY EXPENSE CHARGE PER $1,000:  [$ 0.08 FOR 120 MONTHS]
TRANSFER CHARGE:   [$10.00]
MAXIMUM MORTALITY AND EXPENSE RISK CHARGE: [ 0.70% ANNUALLY (.0019246% DAILY)] PARTIAL SURRENDER CHARGE: [LESSER OF $25.00 AND 2.00% OF AMOUNT OF PARTIAL
   SURRENDER]
POLICY LOAN INTEREST RATES:
   NON-PREFERRED LOANS:  [6.00% PER ANNUM PAYABLE IN ARREARS]
   PREFERRED LOANS:      [4.00% PER ANNUM PAYABLE IN ARREARS]
MINIMUM POLICY LOAN CREDITING RATE:   [4.00% ON ACCOUNT VALUE THAT IS LOANED]
PREFERRED LOAN AVAILABILITY DATE:     [May 1, 2010]
MINIMUM SPECIFIED AMOUNT     [$250,000]
CONTINUATION PERIOD     [5 YEARS]
NOTE: IT IS POSSIBLE THAT COVERAGE WILL EXPIRE PRIOR TO THE MATURITY DATE SHOWN IF SUFFICIENT PREMIUMS ARE NOT PAID. SEE THE GRACE PERIOD PROVISION. WE HAVE THE RIGHT TO CHARGE UP TO THE GUARANTEED MAXIMUM COST OF INSURANCE RATES AND OTHER MAXIMUM EXPENSE CHARGES. THIS MAY RESULT IN YOU HAVING TO PAY MORE PREMIUM THAN WAS ILLUSTRATED OR THE ACCOUNT VALUE MAY BE LESS THAN THOSE ILLUSTRATED.




   OWNER [THE INSUREDS]
INSUREDS [JOHN DOE]                               [MALE 35] AGE NEAREST BIRTHDAY
                                         [NO NICOTINE USE STANDARD RATING CLASS]
         [JANE DOE]                             [FEMALE 35] AGE NEAREST BIRTHDAY
                                         [NO NICOTINE USE STANDARD RATING CLASS]

POLICY NUMBER [N00000000]

POLICY DATE [MAY 1, 2000]                            [MAY 1, 2065] MATURITY DATE

                                      MONTHLY ANNIVERSARY DAY  [1]

           PLAN FLEXIBLE PREMIUM VARIABLE JOINT AND LAST SURVIVOR LIFE INSURANCE

                      [$1,000,000] SPECIFIED AMOUNT - DEATH BENEFIT OPTION [B]
                            [WITH AN ADDITIONAL $1,000,000 FOUR YEAR TERM RIDER]

POLICY NUMBER:     [N00000000]


                       ADDITIONAL RATING CLASS INFORMATION


[JOHN DOE]                [PREFERRED NO NICOTINE USE]


[JANE DOE]                [PREFERRED NO NICOTINE USE]

SEPARATE ACCOUNT III

INVESTMENT SUBDIVISIONS                 ARE INVESTED IN

                                   [THE ALGER AMERICAN FUND
AAF SMALL CAPITALIZATION - A            ALGER AMERICAN SMALL CAPITALIZATION
                                               PORTFOLIO
AAF GROWTH - A                          ALGER AMERICAN GROWTH PORTFOLIO

                                   FIDELITY VARIABLE INSURANCE PRODUCTS FUND
FID EQUITY-INCOME - A                   EQUITY INCOME PORTFOLIO
FID GROWTH - A                          GROWTH PORTFOLIO
FID OVERSEAS - A                        OVERSEAS PORTFOLIO

                                   FIDELITY VARIABLE INSURANCE PRODUCTS FUND II
FID ASSET MANAGER - A                   ASSET MANAGER PORTFOLIO
FID CONTRAFUND - A                      CONTRAFUND PORTFOLIO

                                   FIDELITY VARIABLE INSURANCE PRODUCTS FUND III
FID GROWTH AND INCOME - A               GROWTH & INCOME PORTFOLIO
FID GROWTH OPPORTUNITIES - A            GROWTH OPPORTUNITIES PORTFOLIO

                                   FEDERATED INSURANCE SERIES
FED UTILITY II - A                      FEDERATED UTILITY FUND II
FED HIGH INCOME BOND II - A             FEDERATED HIGH INCOME BOND FUND II
FED AMERICAN LEADERS II - A             FEDERATED AMERICAN LEADERS FUND II

                                   JANUS ASPEN SERIES
JAN BALANCED - A                        BALANCED PORTFOL1O
JAN FLEXIBLE INCOME - A                 FLEXIBLE INCOME PORTFOLIO
JAN GROWTH - A                          GROWTH PORTFOLIO
JAN AGGRESSIVE GROWTH - A               AGGRESSIVE GROWTH PORTFOLIO
JAN WORLDWIDE GROWTH - A                WORLDWIDE GROWTH PORTFOLIO
JAN INTERNATIONAL GROWTH - A            INTERNATIONAL GROWTH PORTFOL1O
JAN CAPITAL APPRECIATION - A            CAPITAL APPRECIATION PORTFOL1O

                                   GE INVESTMENTS FUNDS, INC.
GEl MONEY MARKET - A                    MONEY MARKET FUND
GEI INCOME - A                          INCOME FUND
GEI S&P 500 INDEX - A                   S&P 500 INDEX FUND
GEI TOTAL RETURN - A                    TOTAL RETURN FUND
GEI INTERNATIONAL EQUITY - A            INTERNATIONAL EQUITY FUND
GEI REAL ESTATE SECURITIES - A          REAL ESTATE SECURITIES FUND
GEI VALUE EQUITY - A                    VALUE EQUITY FUND
GEI U.S. EQUITY - A                     U.S. EQUITY FUND
GEI PREMIER GROWTH EQUITY - A           PREMIER GROWTH EQUITY FUND

                                   OPPENHEIMER VARIABLE ACCOUNT FUNDS
OPP HIGH INCOME/VA - A                  OPPENHEIMER HIGH INCOME FUND/VA
OPP BOND/VA - A                         OPPENHEIMER BOND FUND/VA
OPP AGGRESSIVE GROWTH/VA - A            OPPENHEIMER AGGRESSIVE GROWTH FUND/VA
OPP CAPITAL APPRECIATION/VA - A         OPPENHEIMER CAPITAL APPRECIATION FUND/VA
OPP MULTI STRATEGIES/VA - A             OPPENHEIMER MULTIPLE STRATEGIES FUND/VA

NY1 253DP 12/99                  CONTINUED                  EFFECTIVE [12/01/99]

 INVESTMENT SUBDIVISIONS          ARE INVESTED IN


                              GOLDMAN SACHS ASSET MANAGEMENT FUND, INC.
GSF GROWTH AND INCOME - A         GOLDMAN SACHS GROWTH AND INCOME FUND
GSF MID CAP VALUE - A             GOLDMAN SACHS MID CAP VALUE FUND

                              SALOMON BROTHERS VARIABLE SERIES FUNDS INC.
SAL INVESTORS - A                 SALOMON BROTHERS VARIABLE INVESTORS FUND
SAL TOTAL RETURN - A              SALOMON BROTHERS VARIABLE TOTAL RETURN FUND
SAL STRATEGIC BOND - A            SALOMON BROTHERS VARIABLE STRATEGIC BOND FUND]


YOU MAY ALLOCATE YOUR NET PREMIUMS AND ACCOUNT VALUE TO AS MANY AS [SEVEN] INVESTMENT SUBDIVISIONS. YOUR ALLOCATIONS MUST BE IN PERCENTAGES TOTALING 100%. EACH ALLOCATION PERCENTAGE MUST BE A WHOLE NUMBER AND AT LEAST 1%.


CONSULT YOUR PROSPECTUS FOR INVESTMENT DETAILS.


* "STANDARD & POOR'S," "S&P," "S&P 500," "STANDARD & POOR'S 500," AND "500" ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY GE INVESTMENT MANAGEMENT INCORPORATED. THE S&P 500 INDEX FUND IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STANDARD & POOR'S AND STANDARD & POOR'S MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE FUND.

POLICY NUMBER:     [N00000000]

                          TABLE OF CONTINUATION AMOUNTS

    POLICY        CONTINUATION         POLICY         CONTINUATION
    MONTH            AMOUNT            MONTH             AMOUNT

     [1               205.38             31              6,366.78
      2               410.76             32              6,572.16
      3               616.14             33              6,777.54
      4               821.52             34              6,982.92
      5             1,026.90             35              7,188.30
      6             1,232.28             36              7,393.68
      7             1,437.66             37              7,599.06
      8             1,643.04             38              7,804.44
      9             1,848.42             39              8,009.82
     10             2,053.80             40              8,215.20
     11             2,259.18             41              8,420.58
     12             2,464.56             42              8,625.96
     13             2,669.94             43              8,831.34
     14             2,875.32             44              9,036.72
     15             3,080.70             45              9,242.10
     16             3,286.08             46              9,447.48
     17             3,491.46             47              9,652.86
     18             3,696.84             48              9,858.24
     19             3,902.22             49             10,063.62
     20             4,107.60             50             10,269.00
     21             4,312.98             51             10,474.38
     22             4,518.36             52             10,679.76
     23             4,723.74             53             10,885.14
     24             4,929.12             54             11,090.52
     25             5,134.50             55             11,295.90
     26             5,339.88             56             11,501.28
     27             5,545.26             57             11,706.66
     28             5,750.64             58             11,912.04
     29             5,956.02             59             12,117.42
     30             6,161.40             60             12,322.80]

CONTINUATION AMOUNTS ARE DESCRIBED IN THE CONTINUATION AMOUNT AND CONTINUATION PERIOD PROVISION

NY1253DP 12/99

POLICY NUMBER:   [N00000000]

                   TABLE OF MAXIMUM PREMIUMS

  POLICY         MAXIMUM          POLICY          MAXIMUM
   YEAR          PREMIUM           YEAR           PREMIUM

    [1          75,880.83           36           276,621.48
     2          75,880.83           37           284,305.41
     3          75,880.83           38           291,989.34
     4          75,880.83           39           299,673.27
     5          75,880.83           40           307,357.20

     6          75,880.83           41           315,041.13
     7          75,880.83           42           322,725.06
     8          75,880.83           43           330,408.99
     9          75,880.83           44           338,092.92
    10          76,839.30           45           345,776.85

    11          84,523.23           46           353,460.78
    12          92,207.16           47           361,144.71
    13          99,891.09           48           368,828.64
    14         107,575.02           49           376,512.57
    15         115,258.95           50           384,196.50

    16         122,942.88           51           391,880.43
    17         130,626.81           52           399,564.36
    18         138,310.74           53           407,248.29
    19         145,994.67           54           414,932.22
    20         153,678.60           55           422,616.15

    21         161,362.53           56           430,300.08
    22         169,046.46           57           437,984.01
    23         176,730.39           58           445,667.94
    24         184,414.32           59           453,351.87
    25         192,098.25           60           461,035.80

    26         199,782.18           61           468,719.73
    27         207,466.11           62           476,403.66
    28         215,150.04           63           484,087.59
    29         222,833.97           64           491,771.52
    30         230,517.90           65           499,455.45]

    31         238,201.83
    32         245,885.76
    33         253,569.69
    34         261,253.62
    35         268,937.55

ACCORDING TO OUR UNDERSTANDING OF CURRENT FEDERAL TAX LAW, YOU MAY NOT PAY MORE THAN THESE AMOUNTS CUMULATIVELY AND MAINTAIN THE TAX STATUS OF THIS POLICY AS LIFE INSURANCE. THIS TABLE IS SUBJECT TO CHANGE. THIS TABLE DOES NOT RELATE TO MODIFIED ENDOWMENT CONTRACT STATUS UNDER FEDERAL TAX LAW.

NY1253DP 12/99

POLICY NUMBER:     [N00000000]


                           TABLE OF SURRENDER CHARGES

POLICY     SURRENDER     POLICY     SURRENDER     POLICY     SURRENDER
 MONTH      CHARGE        MONTH       CHARGE      MONTH       CHARGE

 [1       14,000.00        37       11,083.33       73       6,883.33
  2       14,000.00        38       10,966.67       74       6,766.67
  3       14,000.00        39       10,850.00       75       6,650.00
  4       14,000.00        40       10,733.33       76       6,533.33
  5       14,000.00        41       10,616.67       77       6,416.67
  6       14,000.00        42       10,500.00       78       6,300.00
  7       14,000.00        43       10,383.33       79       6,183.33
  8       14,000.00        44       10,266.67       80       6,066.67
  9       14,000.00        45       10,150.00       81       5,950.00
 10       14,000.00        46       10,033.33       82       5,833.33
 11       14,000.00        47        9,916.67       83       5,716.67
 12       14,000.00        48        9,800.00       84       5,600.00

 13       13,883.33        49        9,683.33       85       5,483.33
 14       13,766.67        50        9,566.67       86       5,366.67
 15       13,650.00        51        9,450.00       87       5,250.00
 16       13,533.33        52        9,333.33       88       5,133.33
 17       13,416.67        53        9,216.67       89       5,016.67
 18       13,300.00        54        9,100.00       90       4,900.00
 19       13,183.33        55        8,983.33       91       4,783.33
 20       13,066.67        56        8,866.67       92       4,666.67
 21       12,950.00        57        8,750.00       93       4,550.00
 22       12,833.33        58        8,633.33       94       4,433.33
 23       12,716.67        59        8,516.67       95       4,316.67
 24       12,600.00        60        8,400.00       96       4,200.00

 25       12,483.33        61        8,283.33       97       4,083.33
 26       12,366.67        62        8,166.67       98       3,966.67
 27       12,250.00        63        8,050.00       99       3,850.00
 28       12,133.33        64        7,933.33      100       3,733.33
 29       12,016.67        65        7,816.67      101       3,616.67
 30       11,900.00        66        7,700.00      102       3,500.00
 31       11,783.33        67        7,583.33      103       3,383.33
 32       11,666.67        68        7,466.67      104       3,266.67
 33       11,550.00        69        7,350.00      105       3,150.00
 34       11,433.33        70        7,233.33      106       3,033.33
 35       11,316.67        71        7,116.67      107       2,916.67
 36       11,200.00        72        7,000.00      108       2,800.00

 POLICY NUMBER:     [N00000000]

                           TABLE OF SURRENDER CHARGES

         POLICY        SURRENDER
          MONTH         CHARGE

          109          2,683.33
          110          2,566.67
          111          2,450.00
          112          2,333.33
          113          2,216.67
          114          2,100.00
          115          1,983.33
          116          1,866.67
          117          1,750.00
          118          1,633.33
          119          1,516.67
          120          1,400.00

          121          1,283.33
          122          1,166.67
          123          1,050.00
          124            933.33
          125            816.67
          126            700.00
          127            583.33
          128            466.67
          129            350.00
          130            233.33
          131            116.67
          132              0.00]

POLICY NUMBER:     [N0000000]

                   TABLE OF GUARANTEED MAXIMUM INSURANCE PATES
                        PER $1,000 OF NET AMOUNT AT RISK

      AGE               LIFE
                       MONTHLY
                        PATE

      [35             0.00023
       36             0.00075
       37             0.00137
       38             0.00209
       39             0.00296
       40             0.00399
       41             0.00526
       42             0.00673
       43             0.00851
       44             0.01058
       45             0.01310
       46             0.01608
       47             0.01961
       48             0.02374
       49             0.02870
       50             0.03447
       51             0.04158
       52             0.05028
       53             0.06078
       54             0.07371
       55             0.08928
       56             0.10806
       57             0.13013
       58             0.15618
       59             0.18760
       60             0.22525
       61             0.27024
       62             0.32474
       63             0.39094
       64             0.47093
       65             0.56616
       66             0.67739
       67             0.80718
       68             0.95704
       69             1.13094

POLICY NUMBER:     [N00000000]

                   TABLE OF GUARANTEED MAXIMUM INSURANCE PATES
                        PER $1,000 OF NET AMOUNT AT RISK

        AGE               LIFE
                         MONTHLY
                          PATE

        70              1.33637
        71              1.60554
        72              1.87256
        73              2.22106
        74              2.63133
        75              3.09795
        76              3.62249
        77              4.20309
        78              4.83562
        79              5.53085
        80              6.30967
        81              7.19074
        82              8.19910
        83              9.35225
        84             10.63965
        85             12.04117
        86             13.53363
        87             15.10320
        88             16.71882
        89             18.39435
        90             20.14866
        91             22.01005
        92             24.04072
        93             26.33507
        94             29.29781
        95             33.66403
        96             41.06990
        97             55.87693
        98             83.33333
        99             83.33333]

POLICY NUMBER:     [N00000000]     FOUR YEAR TERM RIDER

                   TABLE OF GUARANTEED MAXIMUM INSURANCE PATES

                        AGE LIFE MONTHLY PATE PER $1000

        AGE

        35         .000200                    37                .001210
        36         .000660                    38                .001860

                                TABLE OF CONTENTS
--------------------------------------------------------------------------------


Policy Data ................................................................   3
Definitions ................................................................   4
Introduction ...............................................................   6
The Owner and the Beneficiary ..............................................   7
Premium Payments ...........................................................   8
Death Proceeds .............................................................  10
The Separate Account .......................................................  12
Account Value Benefits .....................................................  15
Loan Benefits ..............................................................  18
General Information ........................................................  20
Optional Payment Plans .....................................................  22

     A copy of the application and any riders and endorsements follow page 24.


                                   DEFINITIONS

Account Value - The total amount under the Policy in each Investment Subdivision and our General Account.

Age - An Insured's age on his or her birthday nearest the Policy Date or a policy anniversary.

Attained Age - An Insured's age on the Policy Date plus the number of full years since the Policy Date.

Beneficiary - The person or entity designated by the Owner to receive the Death Proceeds payable at the death of the second Insured to die.

Continuation Amount - A cumulative amount set forth on the policy data pages for each month of the Continuation Period.

Continuation Period - The period, shown on the policy data pages, during which the Policy will remain in effect if the Net Total Premium is at least equal to the Continuation Amount for the number of Policy Months that the Policy has been in effect.

The Company - GE Capital Life Assurance Company of New York. "We", "us" or "our" refers to the Company.

Death Benefit - The amount determined under the death benefit option in effect as of the date of death of the second Insured to die.

Death Proceeds - The total amount payable to the Beneficiary upon the death of the second Insured to die.

Fund - Any open-end management investment company or unit investment trust in which an Investment Subdivision invests.

General Account - Assets of the Company other than those allocated to the Separate Account or any other separate account of the Company.

Home Office - The Company's offices at 125 Park Avenue, Sixth Floor, New York, New York 10017-5529.

Insured(s) - The persons whose lives are insured under this Policy.

Investment Subdivision - Subdivision of the Separate Account, the assets of which are invested exclusively in a corresponding portfolio of a Fund.

Maturity Date - The date the Policy matures. This date will be the policy anniversary nearest the younger Insured's 100th birthday. The date is shown on the policy data pages.

Monthly Anniversary Day - The same day in each month as the Policy Date. This day is shown on the policy data pages.

Net Premium - The portion of each premium paid which is used in determining the Account Value. It is equal to the premium paid times the Net Premium Factor.

Net Premium Factor - The factor used in determining the Net Premium which reflects a deduction from each premium paid.

Net Total Premium - On any date, Net Total Premium means the total of all premiums paid to that date less (a) divided by (b), where:
    (a) is any outstanding Policy Debt, plus the sum of any partial surrenders to date; and
    (b) is the Net Premium Factor.

Optional Payment Plan - A plan whereby any part of Death Proceeds, Surrender Value proceeds, or benefits at maturity can be left with us to provide a series of periodic payments to an Owner or Beneficiary.

Owner - The Owner of the Policy as named in this Policy. "You" or "your" refers to the Owner. Contingent owners may also be named.

Planned Periodic Premium - A level premium amount scheduled for payment at fixed intervals over a specified period of time.

Policy - This Policy with any attached application(s), and any riders and endorsements.

Policy Date - Date as of which the Company issues the Policy and as of which the Policy becomes effective. Policy years and anniversaries are measured from the Policy Date. The Policy Date is shown on the policy data pages.

Policy Debt - The amount of outstanding loans plus accrued interest. Policy Debt is deducted from proceeds payable at the death of the second insured to die, on maturity, or at the time of surrender.

Policy Month - A one-month period beginning on a Monthly Anniversary Day and ending on the day immediately preceding the next Monthly Anniversary Day.

Separate Account - The segregated asset account of the Company shown on the policy data pages.

Specified Amount - An amount used in determining the insurance coverage. The original Specified Amount is shown on the policy data pages.

Surrender Value - The amount payable to the Owner upon surrender of the Policy.

Unit Value - Unit of measure used to calculate the Account Value for each Investment Subdivision.

Valuation Day - For each Investment Subdivision, each day on which the New York Stock Exchange is open for regular trading except for days that the Investment Subdivision's corresponding portfolio does not value its shares.

Valuation Period - Period that starts at the close of regular trading on the New York Stock Exchange on any Valuation Day and ends at the close of regular trading on the next succeeding Valuation Day.


                                  INTRODUCTION

This is a flexible premium variable joint and last survivor life insurance policy. The first premium payment is due on the Policy Date. Subsequent premiums may be paid at any time while this Policy is in effect and before the Maturity Date, subject to conditions specified in the Premium Payments section. In return for these premiums and the insurance application, we provide certain benefits.

The Policy provides Death Proceeds. Proceeds can be paid in a lump sum or under an Optional Payment Plan. No Death Proceeds are payable until the death of the second Insured to die. (See Death Proceeds section.) At the death of the first Insured to die, the premiums and benefits provided by the Policy will not change.

The Policy has an Account Value. The Account Value reflects the investment experience of the Separate Account. (See THE SEPARATE ACCOUNT section.) This Account Value is the basis for certain benefits you can use before the death of the second Insured to die or at maturity.

READ YOUR POLICY CAREFULLY.

Projection of Values

We will provide a projection of illustrative future life insurance and Account Value proceeds. To receive the illustration, send a written request to our Home Office. You must pay any service fee in effect at that time. The fee will not be more than $25 per illustration.

The illustration will assume:

    .  amounts of insurance;
    .  coverage options;
    . future premium payments you specify; and . other assumptions specified by you or by us.


When This Policy Will Terminate

All coverage under this Policy will terminate when:

    . you request that coverage terminate and you return this Policy; . at the second death of the two Insureds;
    . this Policy matures; or
    . the grace period ends without sufficient premium being paid.

This Policy will also terminate as stated in the Suicide provision.

                          THE OWNER AND THE BENEFICIARY

The Owner

You have rights in the Policy during either Insured's life. The Policy names the Insureds. If you are not an Insured, you should name a contingent owner who will become the Owner if you die before either Insured. If you die before either Insured and there is no contingent owner, ownership passes to your estate. If there are multiple Owners, they own the Policy jointly with rights of survivorship. If the last surviving joint Owner dies before both Insureds, ownership passes to the estate of that joint Owner.

The Beneficiary

You may name primary and contingent Beneficiaries. Your original Beneficiary choice is shown in the attached application. Unless an Optional Payment Plan is chosen, Death Proceeds will be paid in a lump sum to the primary Beneficiary. If the primary Beneficiary dies before the second Insured to die, Death Proceeds will be paid to the contingent Beneficiary. If no Beneficiary survives both Insureds, Death Proceeds will be paid to you or your estate.

You may name more than one primary or contingent Beneficiary. If you do, the proceeds will be paid in equal shares to the survivors in the appropriate Beneficiary class who survive both Insureds, unless you have requested otherwise.

Changing the Owner or Beneficiary

During either Insured's life, you may change the Owner. You may also change the Beneficiary during either Insured's life if you reserved this right. An irrevocable Beneficiary may only be changed with the consent of that irrevocable Beneficiary.

How to Change the Owner or Beneficiary. To make a change, send a written request to our Home Office. The request must be received by us in a form satisfactory to us. The change will take effect as of the date you sign the request. The change will be subject to any payment we make before we record the change.

Using the Policy as Collateral for a Loan

This Policy may be assigned as collateral security. We must be notified in writing if you assign the Policy. Any payment we make before we record the assignment at our Home Office will not be affected. We are not responsible for the validity of an assignment. Your rights and the rights of any revocable Beneficiary may be affected by an assignment.

Trustee

If a trustee is named as the Owner or Beneficiary of this Policy and exercises ownership rights or claims benefits, we will have no obligation to verify that a trust is in effect. We are not obligated to verify that the trustee is acting within the scope of his/her authority. Payment of policy benefits to the trustee will release us from all obligations under the Policy to the extent of the payment. We will have no obligation to ensure that a payment to the trustee is applied according to the terms of the trust agreement.

                                PREMIUM PAYMENTS

This Policy's first premium is due on the Policy Date.

Premiums After the First Premium

Any premium payments after the first premium may be made under a periodic plan or at any time while this Policy is in effect.

Periodic Premium Plan. You may request that we send reminders of your Planned Periodic Premium. You may choose to send premiums directly to us either annually, semi-annually, or quarterly. We can also arrange for pre-authorized payments from your bank account or similar facility either annually, semi-annually, quarterly or monthly. Planned Periodic Premiums will be subject to our rules on minimum amount.

You can change the frequency or amount of your Planned Periodic Premium. We reserve the right to limit the amount of any increase in Planned Periodic Premiums.

Unscheduled Payments. You can make an unscheduled premium payment at any time while this Policy is in effect. Unscheduled payments are applied first to repay any Policy Debt, unless you direct us otherwise. We reserve the right to limit the number and amount of any unscheduled premium payments.

Maximum Premiums. We will limit the total of all premiums paid to date for this Policy to the amounts shown in the table of maximum premiums in the policy data pages. We may reject any premium, or any portion of a premium, that would result in the Policy being disqualified as life insurance under the Internal Revenue Code. We will refund any rejected premium along with any interest it accrued. We reserve the right to change the table of maximum premiums when necessary as a result of changes in coverage or to maintain compliance with the Internal Revenue Code. If we do, we will send you a new table of maximum premiums reflecting the adjusted amounts.

When and Where to Pay Premiums

Each premium is payable in advance. Send each premium to our Home Office. Make the check payable to GE Capital Life Assurance Company of New York.

Allocation of Net Premiums

You may allocate the Net Premium to one or more Investment Subdivisions of the Separate Account. You may not allocate Net Premium to more than the maximum number of allocations shown in the policy data pages. The minimum percentage of each Net Premium which may be allocated to any particular Investment Subdivision is shown on the policy data pages. Net Premiums will initially be allocated in accordance with the allocations requested by you. You may change the allocation of Net Premiums at any time without charge. To change your allocations send us a notice at our Home Office. The notice must be in writing or in any form acceptable to us. The changed allocation will apply to premiums received after we record the change.

Continuation Amount and Continuation Period

On any Monthly Anniversary Day during the Continuation Period, if the Surrender Value of this Policy is not sufficient to cover the monthly deduction, this Policy will remain in effect if the Net Total Premium is at least equal to the Continuation Amount.

At the end of the Continuation Period, you may have to pay an additional premium to keep the Policy in effect. (See Insufficient Surrender Value provision.)

An increase in Specified Amount will increase the Continuation Amounts. A decrease in Specified Amount will reduce the Continuation Amounts. Any termination and subsequent reinstatement of the Policy will reduce the Continuation Amounts. We will send you a supplemental policy data page reflecting the adjusted amounts. The Continuation Period will be as though the Policy had been in effect continuously from its original Policy Date.

Grace Period

On any Monthly Anniversary Day during the Continuation Period, if (1) the Surrender Value is not sufficient to cover the monthly deduction, and (2) the Net Total Premium is less than the Continuation Amount, you must pay a premium sufficient to keep the Policy in effect or coverage will terminate. The amount of the sufficient premium will equal the lesser of (a) and (b), where:
     (a) equals the monthly deduction due minus the Surrender Value, and that result divided by the Net Premium Factor; and
     (b)  equals the Continuation Amount minus the Net Total Premium.

All amounts in (a) and (b) above are as of the Monthly Anniversary Day at the beginning of the grace period. The monthly deduction is described in the ACCOUNT VALUE BENEFITS section.

On any Monthly Anniversary Day after the Continuation Period, if the Surrender Value is not sufficient to cover the monthly deduction, you must pay a premium sufficient to keep the Policy in effect or coverage will terminate. In this case, the amount of the sufficient premium will equal the monthly deduction due minus the Surrender Value, and that result divided by the Net Premium Factor. As used in this paragraph, the monthly deduction due and the Surrender Value are both as of the Monthly Anniversary Day at the beginning of the grace period.

In either case, we will mail you written notice of the sufficient premium. This notice will be sent to your last known address. You have a 61-day grace period from the date we mail the notice to pay the sufficient premium.

Coverage continues during the 61-day grace period. If the death of the second Insured to die occurs during the grace period, proceeds will be reduced by the amount of the sufficient premium (as described in this provision) that would have been required to keep the Policy in effect.

If the sufficient premium is not paid by the end of the grace period, this Policy will terminate without value.

How This Policy Can Be Reinstated

You may reinstate this Policy within three years of the end of the grace period if:
     (1)  you submit an application for reinstatement;
     (2) you provide required evidence of insurability satisfactory to us that each Insured is insurable at the same rating class used at policy issue to determine the guaranteed maximum cost of insurance rate scale. This is the requirement if both Insureds were alive on the date of termination. If only one Insured was alive on the date of termination, we only require evidence of insurability for that Insured;
     (3)  the Policy has not been surrendered for cash; and
     (4)  you pay the premium as described in this section.

The Policy will be reinstated effective on the date we approve the reinstatement. The surrender charge and the Continuation Period will be as though the Policy had been in effect continuously from its original Policy Date.

On the date of reinstatement, the Account Value will be allocated to the Investment Subdivisions of the Separate Account. Unless you tell us otherwise, these allocations will be made in the same manner that Net Premiums are allocated.

If this Policy terminates and is reinstated before the end of the Continuation Period, you will have to pay a premium equal to (1) minus (2) minus (3) plus
(4), where:
     (1)  is the Continuation Amount as of the date of reinstatement;
     (2) is the sum of the monthly deductions that would have been made during the period between termination and reinstatement, divided by the Net Premium Factor;
     (3)  is the Net Total Premium on the date of termination; and
     (4) is an amount sufficient to keep the Policy in effect for two Policy Months after the date of reinstatement.

On the date of reinstatement, the Account Value will equal (a) plus (b) minus
(c), where:
     (a)  is the Account Value on the first day of the grace period;
     (b) is the premium paid to reinstate multiplied by the Net Premium Factor; and
     (c) is the monthly deduction for the month following the date of reinstatement.

If this Policy terminates before the end of the Continuation Period, and is reinstated after the end of the Continuation Period, you will have to pay a premium which, after multiplying it by the Net Premium Factor, equals (1) plus
(2) minus (3), where:
     (1)  is the surrender charge on the date of termination;
     (2) is an amount equal to the monthly deductions for two months after the date of reinstatement; and
     (3)  is the Account Value on the date of termination.

On the date of reinstatement, the Account Value will equal (a) plus (b) plus
(c), where:
     (a)  is the surrender charge in effect on the date of reinstatement;
     (b) is an amount equal to the monthly deductions for the two months after the date of reinstatement, minus the monthly deduction for the month following the date of reinstatement; and
     (c) is any premium paid in excess of the required reinstatement premium, multiplied by the Net Premium Factor.

If this Policy terminates after the end of the Continuation Period and is reinstated, you will have to pay a premium to keep the Policy in effect for at least two months.

On the date of reinstatement, the Account Value will equal (a) plus (b) minus
(c), where:
     (a)  is the surrender charge in effect on the date of reinstatement;
     (b) is the premium paid to reinstate multiplied by the Net Premium Factor; and
     (c) is the monthly deduction for the month following the date of reinstatement.

                                 DEATH PROCEEDS

Death Proceeds are payable at the death of the second Insured to die. No benefits are payable at the (death of the first Insured to die. We will process a claim for Death Proceeds on this Policy when we receive:

     .    this Policy;
     .    due proof that both Insureds died while this Policy was in effect; and
     .    proof of the interest of the claimant.

Proceeds can be paid in a lump sum or under an Optional Payment Plan. Interest will be paid on the proceeds from the date of death to the date of payment at the annual rate of 3%.

How We Determine Death Proceeds

In the application for original coverage, the Owner elected one of two death benefit options. Under Option A, the Death Benefit is the greater of (1) and
(2), where:
     (1)  is the Specified Amount plus the Account Value; and
     (2)  is the Account Value multiplied by the corridor percentage.

Under Option B, the Death Benefit is the greater of (1) and (2), where:
     (1)  is the Specified Amount; and
     (2)  is the Account Value multiplied by the corridor percentage.

For both Option A and Option B, references to Specified Amount and Account Value in items (1) and (2), are amounts in effect on the date of death of the second Insured to die.

In no event will the Death Benefit be less than the amount required to keep the Policy qualified as life insurance.

The corridor percentage will depend on the Attained Age of the younger Insured on the date of death of the second Insured to die. If the younger Insured was the first to die, the corridor percentage will depend on the Attained Age that he/she would have been if still living. (See the corridor percentage chart in this section.)

The actual amount of Death Proceeds will depend on:

     .    the Death Benefit as determined in this section;
     .    the use of the Account Value;
     .    any partial surrenders;
     .    any Policy Debt;
     .    any additional insurance provided by rider;
     .    any increase or decrease in existing coverage;
     . either Insured's suicide during the first two policy years or during the first two policy years following an increase in existing coverage; and
     .    a misstatement of either Insured's Age or gender.

Younger                          Younger                         Younger                        Younger
lnsured's                      Insured's                       Insured's                      Insured's
Attained      Corridor          Attained      Corridor          Attained      Corridor         Attained        Corridor
  Age        Percentage            Age       Percentage            Age       Percentage            Age       Percentage
  ---        ----------            ---       ----------            ---       ----------            ---       ----------
 40 or                             50           185%               61           128%              72             111%
younger          250               51           178                62           126               73             109
   41            243               52           171                63           124               74             107
   42            236               53           164                64           122               75             105
   43            229               54           157                65           120             through
   44            222               55           150                66           119               90
   45            215               56           146                67           118               91             104
   46            209               57           142                68           117               92             103
   47            203               58           138                69           116               93             102
   48            197               59           134                70           115            94 or older       101
   49            191               60           130                71           113

Compliance as Life Insurance

We reserve the right to amend this Policy as necessary to maintain compliance with the Internal Revenue Code. We will send any such amendments to you. You have the right to refuse such amendments and accept full responsibility for any consequences as a result of such refusal.

Change in Existing Coverage

After the Policy has been in effect for one year, you can increase or decrease the Specified Amount. To make a change, send a written request along with the Policy to our Home Office. The one year limitation will not apply to an increase or decrease in Specified Amount caused by a change in death benefit options.

Decrease in Specified Amount. Any decrease will become effective on the Monthly Anniversary Day after the date we receive the request. The decrease will first apply to coverage provided by the most recent increase. Then the decrease will apply to the next most recent increases successively. Next the decrease will apply to the coverage provided under the original application.

During the Continuation Period, we will not allow a decrease unless the Account Value less any Policy Debt is greater than the surrender charge. A decrease may not cause the Specified Amount to be less than the minimum Specified Amount shown on the policy data pages. A decrease may cause a surrender charge to be assessed and may require us to make a payment to you to keep the Policy qualified as life insurance. lf this event occurs, we will send you revised policy data pages. (See Surrender Charge on Decrease in Specified Amount in the Surrender provision.)

Increase in Specified Amount. While both Insureds are living, you may apply for an increase in Specified Amount using a supplemental application. You will have to submit evidence satisfactory to us that each Insured is insurable at the same rating class used at policy issue. An increase in Specified Amount will incur additional surrender charges except for increases in Specified Amount resulting from a change from death benefit Option A to death benefit Option B. Any approved increase will become effective on the date shown in the supplemental policy data page. The approved increase will not become effective if the Policy's Surrender Value is too low to cover the monthly deduction for the Policy Month following the increase.

Change in Death Benefit Options

If you elected death benefit Option A, you can request a change to death benefit Option B. The Specified Amount after the change will equal the sum of (1) plus
(2), where:
     (1)  is the Specified Amount on the date your request becomes effective;
          and
     (2)  is the Account Value on the date your request becomes effective.

If you elected death benefit Option B, you can request a change to death benefit Option A. This will decrease the Specified Amount by the amount of Account Value. The decrease will not cause a surrender charge to be assessed.

Any change in death benefit options will become effective on the first Monthly Anniversary Day after the date we receive the request in our Home Office.

                              THE SEPARATE ACCOUNT

The Separate Account supports the operation of this Policy and certain other variable life insurance policies we may offer. We will not allocate assets to the Separate Account to support the operation of any contracts or policies that are not variable life insurance.

We own the assets in the Separate Account. These assets are held separately from our other assets. They are not part of our General Account.

The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Separate Account is also subject to laws of the state of New York which regulate the operations of insurance companies incorporated in New York. The investment policy of the Separate Account will not be changed without the approval of the New York Insurance Commissioner. The approval process is on file with the New York Insurance Commissioner.

Insulation of Assets

The portion of the assets of the Separate Account which equals the reserves and other policy liabilities which are supported by the Separate Account will not be charged with liabilities arising from any other business we conduct. We have the right to transfer to our General Account any assets of the Separate Account which are in excess of such reserves and other policy liabilities.

Investment Subdivisions

The Separate Account is divided into Investment Subdivisions. The income, gains and losses, whether or not realized, from the assets allocated to an Investment Subdivision are credited to or charged against such Investment Subdivision without regard to other income, gains or losses of the Company.

The Investment Subdivisions available under this Policy are shown in the policy data pages. Each Investment Subdivision in the Separate Account invests exclusively in a portfolio. Any amounts of income, dividends and gains distributed from the shares of a Fund are reinvested in additional shares of that Fund.

Changes to the Separate Account and Investment Subdivisions

Where permitted by applicable law, the Company may:

     .    create new separate accounts;

     .    combine separate accounts, including the Separate Account;

     . transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this Policy belongs, to another separate account;

     . add new Investment Subdivisions to or remove existing Investment Subdivisions from the Separate Account or combine Investment Subdivisions;

     . make Investment Subdivisions (including new Investment Subdivisions) available to such classes of policies as we may determine;

     .    add new Funds or remove existing Funds;

     . substitute new Funds for any existing Fund whose shares are no longer available for investment;

     . substitute new Funds for any existing Fund which we determine is no longer appropriate in light of the purposes of the Separate Account;

     . deregister the Separate Account under the Investment Company Act of 1940; and

     . operate the Separate Account under the direction of a committee or in any other form permitted by law.

In the event of any substitution or change, we may, by appropriate endorsement, make such changes in this and other policies as may be necessary or appropriate to reflect the substitution or change.

Valuation of Separate Account Assets

We will value the assets of the Separate Account each Valuation Day at their fair market value. The valuation will be done in accordance with accepted accounting practices and applicable laws and regulations.

Policy Exchange

If you object to a material change in the investment policy of the Separate Account or any Investment Subdivision, you have the right to exchange this Policy for a fixed benefit policy. No evidence of insurability will be required. We will notify you of the options available, and the procedures to follow if you decide to make an exchange. You must make an exchange within sixty days after the change in investment policy becomes effective or sixty days after the receipt of the notice of the options available, whichever is later. There will always be one policy available for exchange.

Unit Value

Each Investment Subdivision has a Unit Value. When Net Premiums or other amounts are transferred into an Investment Subdivision, a number of units are purchased based on that Investment Subdivision's Unit Value as of the end of the Valuation Period during which the transfer is made. Likewise, when amounts are transferred out of an Investment Subdivision, units are redeemed in a similar manner.

The Unit Value of each Investment Subdivision was arbitrarily set when the Investment Subdivision began operations. The Unit Value for each subsequent Valuation Period is the net investment factor for that period, multiplied by the Unit Value for the immediately preceding period. The Unit Value for a Valuation Period applies to each day in the period.

Each Investment Subdivision has its own net investment factor. In the following definition, "assets" refers to the assets in each Investment Subdivision. "Any amount charged against the Separate Account" refers to those amounts that are allocated to each Investment Subdivision.

The net investment factor for a Valuation Period is (a) divided by (b), minus
(c), where:
     (a)  is the result of:
          1. the value of the assets at the end of the preceding Valuation Period; plus
          2. the investment income and capital gains, realized or unrealized, credited to those assets at the end of the Valuation Period for which the net investment factor is being determined; minus
          3. the capital losses, realized or unrealized, charged against those assets during the Valuation Period; minus
          4. any amount charged against the Separate Account for taxes, or any amount we set aside during the Valuation Period as a provision for taxes attributable to the operation or maintenance of the Separate Account; and
     (b) is the value of the assets in the Investment Subdivision at the end of the preceding Valuation Period; and
     (c) is a charge no greater than the maximum mortality and expense risk charge, as shown on the policy data pages, made for each day in the Valuation Period.

Transfers

You may transfer Account Value among the Investment Subdivisions of the Separate Account. The transfer will be effective as of the end of the Valuation Period during which we receive your request at our Home Office. You must request a transfer in writing or in any other form acceptable to us. The first transfer in each calendar month will be made without a transfer charge. A transfer charge will be imposed for each subsequent transfer in the same calendar month. This transfer charge is shown on the policy data pages. When we make transfers, the Account Value on the date of the transfer will not be affected by the transfer except to the extent of the transfer charge. The transfer charge will be taken from the amount transferred.

We reserve the right to limit, upon written notice, the number of transfers each calendar year to twelve. Also, we reserve the right to refuse to execute any transfer:
     (1) if any of the Investment Subdivisions that would be affected by the transfer is unable to purchase or redeem shares of the relevant portfolio in which the Investment Subdivision invests; or
     (2) if the transfer is a result of more than one trade involving the same Investment Subdivision within a 30 day period; or
     (3) if the transfer would adversely affect accumulation unit values (which may occur if the transfer would affect one percent or more of the relevant Fund's total assets); or
     (4) if the transfer would adversely affect any Fund affected by the transfer.

Where permitted by law, we may accept your authorization of third party transfers on your behalf. We may restrict the Investment Subdivisions that will be available to you for transfers of Account Value and we may restrict the number of such transfers during any period in which you authorize such third party to act on your behalf. We will give you prior notice of any such restrictions. However, we will not enforce such restrictions if you provide us with satisfactory evidence that (1) such third party has been appointed by a court of competent jurisdiction to act on your behalf, or (2) such third party has been appointed by you to act on your behalf for all your financial affairs.

                             ACCOUNT VALUE BENEFITS

How We Determine Account Value

At the end of the Valuation Period during which the first premium is applied, the Account Value in each Investment Subdivision is equal to (a) minus (b), where:
     (a) is the portion of the Net Premium which has been paid and allocated to that Investment Subdivision; and
     (b) is the portion of any due and unpaid monthly deductions allocated to the Account Value in that Investment Subdivision.
At the end of each Valuation Period after such date, the Account Value allocated to each Investment Subdivision of the Separate Account is (1) plus (2) plus (3) minus (4) minus (5) minus (6), where:
     (1) is the Account Value allocated to the Investment Subdivision at the end of the preceding Valuation Period, multiplied by the Investment Subdivision's net investment factor for the current Valuation Period;
     (2) is Net Premiums received during the current Valuation Period and which are allocated to the Investment Subdivision;
     (3) is any other amount transferred into the Investment Subdivision during the current Valuation Period;
     (4) is any partial surrender made from the Investment Subdivision during the current Valuation Period;
     (5) is any Account Value transferred out of the Investment Subdivision during the current Valuation Period;
     (6) any monthly deduction allocated to the Investment Subdivision during the current Valuation Period.

How We Determine Net Premium

To calculate the Net Premium, we multiply the premium paid times the Net Premium Factor.

The minimum Net Premium Factor is shown on the policy data pages. We may use a Net Premium Factor greater than the minimum Net Premium Factor at our sole discretion.

Monthly Deduction

The monthly deduction is a charge made on the Policy Date and each Monthly Anniversary Day thereafter against the Account Value. It is determined by adding the cost of insurance, the cost of additional benefits provided by rider, the initial monthly expense charge, any increase monthly expense charge, and the monthly policy charge.

Monthly Policy Charge. The actual monthly policy charge will never be greater than the maximum monthly policy charge shown on the policy data pages.

Initial Monthly Expense Charge. The initial monthly expense charge will be included in the monthly deduction. This charge will be deducted during the first ten policy years. The maximum amount of the charge per $1,000 of initial Specified Amount is shown on the policy data pages.

Increase Monthly Expense Charge. The increase monthly expense charge due to an increase in Specified Amount will be included in the monthly deduction. This charge will be deducted during the ten year period following the increase. The maximum amount of the charge per $1,000 of increase is shown on the policy data pages.

The monthly deduction for a Policy Month will be allocated among the Investment Subdivisions of the Separate Account in the same proportion that the Policy's Account Value in each Investment Subdivision bears to the total Account Value in all Investment Subdivisions at the beginning of the Policy Month.

Cost of Insurance

The cost of insurance is calculated on each Monthly Anniversary Day and is based on the net amount at risk. The net amount at risk is calculated by dividing the Death Benefit by 1.0032737, and then subtracting the Account Value. To determine the cost of insurance for a particular Policy Month, we divide the net amount at risk by 1000 and multiply that result by the applicable cost of insurance rate. If Option B is in effect, and the Specified Amount has increased, the Account Value is first considered part of the initial Specified Amount. If the Account Value is more than the initial Specified Amount, any excess Account Value will be considered part of the increased Specified Amounts resulting from increases in the order of the increases. Account Value, as used in this paragraph, means the Account Value at the beginning of the month, prior to the monthly deduction for the cost of insurance.

Cost of Insurance Rate. The monthly rate is based on each Insured's gender, issue age, rating class and policy duration. The rates are determined by us according to our expectations of future experience for mortality, lapse, taxes, interest, and expenses. We will review our experiences in these categories not more frequently than once per year or less frequently than every five years. We can change the rates from time to time. They will never be more than the maximum rates shown in the table of guaranteed maximum insurance rates. A change in rates will apply to all persons of the same age, gender and rating class and whose policies have been in effect for the same length of time. Any change in the cost of insurance rate will be determined in accordance with the standards and procedures on file with the New York Insurance Department.

Insufficient Surrender Value

On a Monthly Anniversary Day, if the Surrender Value is not enough to cover the monthly deduction for that Monthly Anniversary Day, the Grace Period provision will apply.

Continuation of Coverage

This Policy and any riders will remain in effect:

     .    as long as the Surrender Value covers the monthly deduction; or
     . as provided for in the Continuation Amount and Continuation Period provision under PREMIUM PAYMENTS.

But in any case, the Policy will not continue beyond the Maturity Date. Also, a rider attached to this Policy will not continue beyond its termination date under any circumstances.

Surrender

You can make a full or partial surrender of this Policy by sending a written request and the Policy to our Home Office. Unless an Optional Payment Plan is chosen, any proceeds payable will be paid to you in a lump sum. A surrender must take place prior to the death of the second Insured to die and before the Maturity Date.

Amount Payable on Surrender. The Surrender Value of this Policy is the Account Value on the date we receive your request for surrender in our Home Office less any Policy Debt and less any surrender charge that applies.

Surrender Charge. We will charge a surrender charge during any surrender charge period. Surrender charge amounts are shown in the policy data pages. The surrender charge period is the period of Policy Months for which a surrender charge is shown in the policy data pages. The total surrender charge for any given Policy Month is the sum of:

     . the surrender charge that applies to the original Specified Amount, adjusted for any decrease in Specified Amount; plus,
     . the surrender charges that apply to any increases in Specified Amount, adjusted for any decrease in Specified Amount.

Surrender Charge on Decrease in Specified Amount. If the Specified Amount is decreased during the surrender charge period other than for a partial surrender, we will charge a surrender charge. The amount of surrender charge will be deducted from your Account Value. The charge will be allocated among each Investment Subdivision in the same proportion that the Policy's Account Value in each Investment Subdivision bears to the Account Value in all Investment Subdivisions.

The amount of surrender charge will be based:
     (1) first on any surrender charge in effect on the most recent increase and the amount of reduction to this increase caused by the decrease;
     (2) then on any surrender charge in effect on the next most recent increases successively and the amount of any reduction to each of these increases caused by the decrease; and
     (3) finally on the surrender charge in effect on coverage provided under the original application and any reduction to this amount caused by the decrease.

Surrender charges in effect before the decrease are adjusted to reflect any assessments made.

Partial Surrender. You can make a partial surrender of this Policy. A partial surrender cannot be less than $500. A partial surrender cannot exceed the lesser of:

     .    the Surrender Value, less $500; or
     .    the available loan amount.

We will reduce the Account Value and the Death Proceeds by the amount of any partial surrender. A partial surrender will not be permitted during the first policy year if death benefit Option B is in effect.

You may tell us how to allocate the partial surrender among the Investment Subdivisions of the Separate Account. If you do not, the partial surrender will be allocated among each Investment Subdivision in the same proportion that the Policy's Account Value in each Investment Subdivision bears to the total Account Value in all Investment Subdivisions on the date we receive the request in our Home Office.

We will deduct a charge from the amount of each partial surrender. The charge is shown on the policy data pages.

Receiving the Surrender Value

The Surrender Value is payable in one lump sum unless you choose to receive periodic payments under an Optional Payment Plan.

Postponement of Payments

We will usually pay any amounts payable as a result of surrender, partial surrender, or policy loan within seven days after we receive written request in our Home Office, in a form satisfactory to us. Except to pay premiums, we reserve the right to defer payment of policy loans for six months. If payment of a policy loan or surrender is not made within 10 days of receipt of documentation necessary to complete the transaction, we will pay interest at an annual rate of 3% on the policy loan or surrender. We will usually pay any Death Proceeds within seven days after we receive due proof of death.

Payment of any amount for surrender, partial surrender, policy loan or Death Proceeds may be postponed whenever:

     . the New York Stock Exchange is closed other than customary week-end and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission; or
     . the Securities and Exchange Commission by order permits postponement for the protection of policy owners; or
     . an emergency exists, as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the net assets of the Separate Account.

We have the right to defer payment which is derived from any amount recently paid to us by check or draft, until we are satisfied the check or draft has been paid by the bank on which it was drawn.

                                  LOAN BENEFITS

This Policy has loan benefits that are described below.

Making A Policy Loan

You may obtain a policy loan from us. This Policy is the only security required. We recommend that you consult a tax advisor before requesting a loan. The maximum loan amount is 90% of the difference between (a) the Account Value and
(b) any surrender charge on the date of the loan. The available loan amount is the maximum loan amount less any outstanding Policy Debt.

When a policy loan is made, an amount of Account Value sufficient to secure the loan is transferred out of the Separate Account and into our General Account. You may tell us how to allocate that Account Value among the Investment Subdivisions of the Separate Account. If you do not, that Account Value will be allocated among each Investment Subdivision in the same proportion that the Policy's Account Value in each Investment Subdivision bears to the total Account Value in all Investment Subdivisions on the date we make the loan.

Account Value in the General Account will earn interest daily at a minimum annual rate of 4%. On each policy anniversary day, the interest earned since the preceding policy anniversary day will be transferred into the Separate Account. This interest will be allocated to the Investment Subdivisions in the same manner as Net Premiums.

Any loan transaction will permanently affect the values of the Policy.

Policy Loan Interest

The interest rates charged for non-preferred policy loans and for preferred policy loans are shown on the policy data pages. Interest accrues daily, and is due and payable on each policy anniversary. If interest is not paid when due, an amount equal to the amount owed will be transferred out of the Separate Account and into our General Account to become part of the Policy Debt and interest will be charged on that amount. Interest transferred out of the Separate Account will be transferred from each Investment Subdivision in the same proportion that the Account Value in that Investment Subdivision bears to the total Account Value in all Investment Subdivisions at the time of interest transfer.

Preferred Policy Debt

A portion of policy loans taken and/or existing after the preferred loan availability date (shown on the policy data pages) will be designated as preferred policy debt. The amount of preferred policy debt is redetermined each policy month.

Preferred policy debt will be at least as large as:

     (a)  the Account Value less any surrender charge that applies, minus

     (b)  the total premiums paid.

Repaying Policy Debt

You can repay Policy Debt in part or in full any time during either Insured's life while this Policy is in effect. Loan payments will first be applied to reduce the portion of Policy Debt that does not correspond to preferred policy debt.

When a loan repayment is made, Account Value in the General Account related to that payment will be transferred into the Separate Account. You may tell us how to allocate this Account Value among each Investment Subdivision of the Separate Account. If you do not, we will allocate that amount among the Investment Subdivisions in the same proportion that Net Premiums are being allocated.

If you do not repay Policy Debt, it will be deducted from any proceeds or benefit payable at the death of the second Insured to die, on maturity, or on surrender. Any Policy Debt which exists at the end of the 61~day grace period will be deducted from the Account Value and considered repaid as of the date of termination.

Minimum Loan Payment

During the Continuation Period, if Policy Debt on any Monthly Anniversary Day exceeds the Account Value less any surrender charge that applies, and the Net Total Premium is less than the Continuation Amount, your Policy will enter a 61-day grace period. You will have the 61-day grace period to pay a minimum loan payment equal to the lesser of (a) and (b), where:

     (a) equals the amount by which Policy Debt exceeds the Account Value less any surrender charge; and

     (b) equals the Net Premium Factor times the difference between the Continuation Amount and the Net Total Premium.

All amounts in (a) and (b) above are as of the Monthly Anniversary Day when excess Policy Debt first occurs.

After the Continuation Period, if Policy Debt on any Monthly Anniversary Day exceeds the Account Value less any surrender charge that applies, your Policy will enter a 61-day grace period. In this case, you will have the 61-day grace period to pay a minimum loan payment equal to the amount by which Policy Debt exceeds the Account Value less any surrender charge. As used in this paragraph, Policy Debt, Account Value and surrender charge are all as of the Monthly Anniversary Day when excess Policy Debt first occurs.

We will send written notice of the minimum loan payment to you and any assignee of record at our Home Office at least 30 days prior to the date of termination. If you do not pay the minimum loan payment by the end of the grace period, your Policy will terminate without value.

                               GENERAL INFORMATION

Annual Statement

On each policy anniversary, we will send you an annual statement that will describe the current status of your Policy and any other information required by the New York Insurance Department. The statement will show the Specified Amount, the Account Value, the Surrender Value and Policy Debt as of the policy anniversary. The statement will also show premiums paid and charges made during the policy year.

Calculation of Values

Our calculations of guaranteed maximum cost of insurance rates are based on the Commissioners' 1980 Standard Ordinary Smoker or Nonsmoker Mortality Tables (age nearest birthday).

The values provided for in this Policy are always at least what is required by New York law. A detailed statement of how we calculate the values in this Policy has been filed with the New York Insurance Department.

Exchange Provision

During the first 24 policy months, you have the right to exchange this Policy for a flexible premium adjustable joint and last survivor life policy. We will not require evidence of insurability. If you decide to make an exchange, we will notify you of the policies available for exchange and the procedures to follow. The policy or policies we offer for exchange will be one offered by us or by an affiliate. You may elect to have the amount of the new policy be either (a) or
(b) where:
     (a)  is the Death Benefit on the date of exchange, and
     (b)  is the Death Benefit minus the Account Value on the date of exchange.

The new policy will have the same policy date, genders, issue ages and equivalent rating classes as this Policy. The new policy will include such riders and endorsements as were included in this Policy, if such riders and endorsements are available with the new policy.

The exchange is subject to an equitable adjustment in payments and Account Values to reflect variances, if any, in the payments and Account Values under the existing Policy and the new policy.

Limits on Contesting This Policy

In deciding to issue this Policy, we relied on statements in the application for the Policy. If we increase the Specified Amount or reinstate the Policy after it lapses, we rely on statements in a supplemental application or a reinstatement application. The statements in all such applications are considered representations and not warranties.

We can contest this Policy, an increase in Specified Amount and/or a reinstatement of this Policy, if:

     . any material misrepresentation of fact was made in the application, a supplemental application or a reinstatement application; and

     . a copy of that application was attached to the Policy when issued or delivered, or was made a part of the Policy when a change in coverage or Policy reinstatement went into effect.

With respect to the original Specified Amount, we will not contest this Policy after it has been in effect during the lifetime of at least one of the lnsureds for two years from its Policy Date. We will not contest an increase in Specified Amount after that increase has been in effect during the lifetime of at least one of the Insureds for two years from the effective date of the increase. We will not contest a reinstatement of this Policy after the reinstated Policy has been in effect during the lifetime of at least one of the Insureds for two years from the date of reinstatement.

This provision does not apply to riders that provide disability benefits.

Maturity Date

On the Maturity Date, your Policy terminates. We will pay you the Account Value, less any outstanding Policy Debt, in a lump sum or under an Optional Payment Plan.

Misstatement of Age or Gender

If either Insured's Age or gender was misstated in an application, the Death Benefit will be adjusted. The Death Benefit after adjustment will be the sum of
(a) and (b), where:

     (a) is the Account Value at the time of the death of the second Insured to die; and

     (b) is the unadjusted Death Benefit, reduced by the Account Value at the time of the death of the second Insured to die, and multiplied by the ratio of (1) the most recent monthly deduction based on each Age and gender shown in the application, to (2) the most recent monthly deduction based on each true Age or gender.

All amounts are those in effect, with respect to each Insured, in the Policy Month of the death of the second Insured to die.

In no event will the Death Benefit be less than the amount required to keep the Policy qualified as life insurance.

Nonparticipating

This is not a participating policy. No dividends are payable.

The Policy and Its Parts

The Policy with any attached application(s), and any riders and endorsements is a legal contract. It is the entire contract between you and us. An agent cannot change this contract. Any change to it must be in writing and approved by us. Only an authorized officer of the Company can give our approval.

We will not use any statement in the original application to deny a claim unless a copy of that application was attached to this Policy when issued or delivered. We will not use any statement in a supplemental application to deny a claim unless a copy of that application was sent to you when the change in coverage went into effect. We will not use any statement in a reinstatement application to deny a claim unless a copy of the reinstatement application was sent to you when the Policy was reinstated.

Suicide

If either Insured commits suicide within two years of the Policy Date, all coverage under the Policy will end, and we will pay a limited amount of proceeds. The limited amount of proceeds will equal all premiums paid on the Policy, less Policy Debt and partial surrenders. We will also provide a single life policy to the surviving Insured. The single life policy will have the same Policy Date as this Policy. The rating class of the single life policy will be the rating class of the surviving Insured under this Policy. We may require increased premiums under the single life policy. The policy or policies we offer will be one offered by us or by an affiliate.

If the first Insured to die commits suicide more than two years after the Policy Date and within two years after an increase in the Specified Amount became effective, the Specified Amount will be reduced to the amount in effect prior to the increase. Monthly deductions that were made with respect to the increase will be refunded in a lump sum to the Owner.

If the second Insured to die commits suicide more than two years after the Policy Date and within two years after an increase in the Specified Amount became effective, the Specified Amount will be reduced to the amount in effect prior to the increase. The amount payable with respect to the increase will equal the monthly deductions that were made for that increase. The amount payable will be treated as Death Proceeds and paid to the Beneficiary under the same conditions as the original Specified Amount.

Any limited amount payable will be treated as Death Proceeds and paid to the Beneficiary under the same conditions as the original Specified Amount.

Written Notice

Any written notice to us should be sent to our Home Office at 125 Park Avenue, Sixth Floor, New York, New York 10017-5529. Please include the policy number and each Insured's full name.

Any notice we send to you will be sent to your address shown in the application. Notify us of any change of address.

                            OPTIONAL PAYMENT PLANS

Death Proceeds, Surrender Value proceeds or benefits at maturity will be paid in one lump sum, unless requested otherwise. Any part of the proceeds can be left with us and paid under a payment plan. During either Insured's life, you can choose a plan. A Beneficiary can choose a plan if you have not chosen one at the death of the second Insured to die.

There are several important payment plan rules:

     .    The payee under a plan cannot be a corporation, association or fiduciary.
     . If you change a Beneficiary, your plan selection will no longer be in effect unless you request that it continue.
     .    Any choice or change of a plan must be sent in writing to our Home
          Office.
     .    The amount of each payment under a plan must be at least $50.
     . Payments will begin either on the date of death of the second Insured to die, on surrender, or on the Maturity Date, except for payments under Plan 4 which begin at the end of the first interest period.
     .    Payments are backed by assets in our General Account.
     . The guaranteed amount payable under Plan 2 and Plan 5 is calculated using the 1983 Table `a' with improvement scale G (age nearest birthday), and will earn interest at 3% compounded yearly.

Plan 1. Income for A Fixed Period. We will make equal periodic payments for a fixed period, not longer than 30 years. Payments can be annual, semi-annual, quarterly or monthly. Payments will be made according to the table in this section. Guaranteed amounts payable under this plan will earn interest at 3% compounded yearly. We may increase the interest and the amount of any payment. If the payee dies, the amount of the remaining guaranteed payments will be discounted to the date of the payee's death at a yearly rate of 3%. Discounted means we will deduct the amount of interest each remaining payment would have included had it not been paid out early. The discounted amount will be paid in one sum to the payee's estate unless otherwise provided.

Plan 2. Life Income. We will make equal monthly payments for a guaranteed minimum period. If the payee lives longer than the minimum period, payments will continue for his or her life. The minimum period can be 10, 15 or 20 years. Payments will be according to the table in this section. Guaranteed amounts payable under this plan will earn interest at 3% compounded yearly. We may increase the interest rate and the amount of any payment. If the payee dies before the end of the guaranteed period, the amount of remaining payments for the minimum period will be discounted at the same interest rate used to calculate the monthly income. The discounted amounts will be paid in one sum to the payee's estate unless otherwise provided.

Plan 3. Income of A Definite Amount. We will make equal periodic payments of a definite amount. Payments can be annual, semi-annual, quarterly or monthly. The amount paid each year must be at least $120 for each $1,000 of proceeds. Payments will continue until the proceeds are exhausted. The last payment will equal the amount of any unpaid proceeds. Unpaid proceeds will earn interest at 3% compounded yearly. We may increase the interest rate. If we do, the payment period will be extended. If the payee dies, the amount of the remaining proceeds with earned interest will be paid in one sum to his or her estate unless otherwise provided.

Plan 4. Interest Income. We will make periodic payments of interest earned from the proceeds left with us. Payments can be annual, semi-annual, quarterly or monthly, and will begin at the end of the first period chosen. Proceeds left under this plan will earn interest at 3% compounded yearly. We may increase the interest rate and the amount of any payment. If the payee dies, the amount of remaining proceeds and any earned but unpaid interest will be paid in one sum to his or her estate unless otherwise provided.

Plan 5. Joint Life and Survivor Income. We will make equal monthly payments to two payees for a guaranteed minimum of 10 years. Each payee must be at least 35 years old when payments begin. The guaranteed amount payable under this plan will earn interest at 3% compounded yearly. We may increase the interest rate and the amount of any payment. Payments will continue as long as either payee is living. If both payees die before the end of the minimum period, the amount of the remaining payments for the 10 year period will be discounted at the same interest rate used to calculate the monthly income. The discounted amount will be paid in one sum to the survivor's estate unless otherwise provided.

Plan 1 Table: Monthly payment rates for each $1,000 of proceeds under Plan 1.

 Years
Payable       1       2       3       4       5       6       7       8       9      10       11     12      13      14       15
------------------------------------------------------------------------------------------------------------------------------------
Monthly
Payment    $84.47  $42.86  $28.99  $22.06  $17.91  $15.14  $13.16  $11.68  $10.53   $9.61   $8.86   $8.24   $7.71   $7.26   $6.87
====================================================================================================================================
 Years
Payable      16      17      18      19      20      21      22      23      24      25       26     27      28      29       30
------------------------------------------------------------------------------------------------------------------------------------
Monthly
Payment     $6.53   $6.23   $5.96   $5.73   $5.51   $5.32   $5.15   $4.99   $4.84   $4.71   $4.59   $4.47   $4.37   $4.27    $4.18
------------------------------------------------------------------------------------------------------------------------------------
Annual, semi-annual or quarterly payments are determined by multiplying the monthly payment by 11.838, 5.963 or 2.992. respectively.

Plan 2 Table: Monthly payment rates for each $1,000 of proceeds under Plan 2.
------------------------------------------------------------------------------------------------------------------------------------
Settlement                                                       Settlement
   Age             Male Payee                Female Payee            Age           Male Payee               Female Payee
           10 Years 15 Years 20 Years 10 Years 15 Years 20 Years           10 Years 15 Years 20 Years 10 Years 15 Years 20 Years
            Certain  Certain  Certain  Certain  Certain  Certain            Certain  Certain  Certain  Certain  Certain  Certain
------------------------------------------------------------------------------------------------------------------------------------
20           $2 90    $2.89    $2.89    $2.80    $2.80    $2.80       65      $5.44    $5.17    $4.83    $4.85    $4.72    $4.54
25            2.99     2.98     2.98     2.88     2.87     2.87       66       5.58     5.28     4.89     4.97     4.83     4.62
30            3.10     3.10     3.09     2.96     2.96     2.96       67       5.74     5.38     4.96     5.10     4.93     4.69
35            3.24     3.24     3.23     3.08     3.07     3.07       68       5.89     5.49     5.02     5.24     5.04     4.77
40            3.43     3.41     3.39     3.22     3.21     3.20       69       6.05     5.60     5.08     5.39     5.16     4.84
45            3.66     3.64     3.60     3.40     3.39     3.37       70       6.22     5.70     5.13     5.55     5.28     4.92
50            3.95     3.91     3.85     3.63     3.61     3.59       71       6.39     5.81     5.18     5.71     5.39     4.99
51            4.02     3.97     3.91     3.68     3.66     3.63       72       6.57     5.91     5.23     5.88     5.51     5.05
52            4.09     4.04     3.96     3.74     3.72     3.68       73       6.75     6.01     5.27     6.06     5.63     5.12
53            4.16     4.11     4.02     3.80     3.77     3.74       74       6.93     6.10     5.31     6.25     5.75     5.17
54            4.24     4.18     4.08     3.86     3.83     3.79       75       7.12     6.19     5.35     6.44     5.87     5.22
55            4.32     4.25     4.15     3.93     3.90     3.85       76       7.30     6.28     5.38     6.64     5.98     5.27
56            4.41     4.33     4.21     4.00     3.96     3.91       77       7.49     6.35     5.40     6.85     6.09     5.31
57            4.50     4.41     4.28     4.07     4.03     3.97       78       7.67     6.43     5.42     7.06     6.19     5.35
58            4.60     4.49     4.34     4.15     4.10     4.03       79       7.85     6.49     5.44     7.27     6.28     5.38
59            4.70     4.58     4.41     4.23     4.18     4.10       80       8.02     6.55     5.46     7.48     6.37     5.41
60            4.81     4.67     4.48     4.32     4.26     4.17       81       8.18     6.61     5.47     7.68     6.45     5.43
61            4.92     4.77     4.55     4.42     4.35     4.24       82       8.34     6.65     5.48     7.88     6.52     5.45
62            5.04     4.86     4.62     4.52     4.43     4.31       83       8.49     6.69     5.49     8.08     6.58     5.47
63            5.17     4.96     4.69     4.62     4.53     4.39       84       8.63     6.73     5.50     8.26     6.63     5.48
64            5.30     5.06     4.76     4.73     4.62     4.46       85       8.76     6.76     5.50     8.43     6.68     5.49
                                                                    & over
------------------------------------------------------------------------------------------------------------------------------------
Values for ages not shown will be furnished upon request.

 Plan 5 Table:        Monthly payment rates for each $1000 of proceeds under Plan 5.

  Male Settlement                                 Female Settlement Age
       Age           35       40       45       50       55       60       85       70       75       80   85 & over
------------------------------------------------------------------------------------------------------------------------------------
      35          $2.95    $3.00    $3.06    $3.11    $3.15    $3.18    $3.20    $3.22    $3.23    $3.24    $3.24
      40           2.98     3.06     3.13     3.20     1.26     3.31     3.35     3.38     3.40     3.41     3.42
      45           3.31     3.10     3.20     3.30     3.39     3.46     3.53     3.58     3.81     3.64     3.65
      50           3.03     3.14     3.25     3.38     3.51     3.63     3.73     3.81     3.87     3.91     3.93
      55           3.04     3.16     3.30     3.45     3.62     3.79     3.94     4.08     4.18     4.25     4.29
      60           3.05     3.18     3.33     3.51     3.72     3.94     4.16     4.37     4.55     4.67     4.75
      65           3.06     3.19     3.36     3.56     3.79     4.07     4.37     4.68     4.96     5.18     5.32
      70           3.07     3.20     3.37     3.59     3.85     4.17     4.55     4.97     5.39     5.75     6.00
      75           3.07     3.21     3.38     3.61     3.89     4.24     4.68     5.20     5.78     6.32     6.73
      80           3.07     3.21     3.39     3.62     3.91     4.28     4.76     5.37     6.08     6.81     7.40
   85 & over       3.07     3.22     3.39     3.62     3.92     4.31     4.81     5.47     6.28     7.15     7.91
------------------------------------------------------------------------------------------------------------------------------------
Figures for intermediate ages. for two males or two females will be furnished upon request.

Settlement Age: The settlement age is the payee's age nearest birthday on the date payments begin, minus an age adjustment from the table below. The age adjustment cannot exceed the age of the payee.

                           -----------------------------------------------------------------------
                                     Year Payments Begin                               Age
                               After                  Prior To                      Adjustment
                           -----------------------------------------------------------------------
                               ----                     2001                            0
                               2000                     2028                            3
                               2025                     2051                            7
                               2050                                                    10
                           -----------------------------------------------------------------------

                            FLEXIBLE PREMIUM VARIABLE
                             JOINT AND LAST SURVIVOR
                              LIFE INSURANCE POLICY
--------------------------------------------------------------------------------

     . Death Proceeds payable at death of last joint Insured to die prior to Maturity Date
     .    No benefit payable at the death of the first Insured to die
     .    Adjustable Death Benefit
     . Flexible premiums payable until death of last joint Insured to die or until maturity
     .    Some benefits reflect investment results
     .    Non-participating

--------------------------------------------------------------------------------

                            GE CAPITAL LIFE ASSURANCE
                              COMPANY OF NEW YORK